                                                Filed Persuant to Rule 424(b)(3)
                                                   Registration Number 333-25179


PROSPECTUS

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                         A PROPOSED HOLDING COMPANY FOR
                   PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA
                        1,200,000 SHARES OF COMMON STOCK
                             ---------------------

     This Prospectus relates to the offer of a minimum of 610,000 and a maximum of 1,200,000 shares of common stock, par value $.01 per share (the "Common Stock"), to be issued by People's Community Capital Corporation, a South Carolina corporation (the "Company"), which has been organized to own all of the capital stock of People's Community Bank of South Carolina (the "Bank").

     Sale of the Common Stock will commence on or about May 23, 1997. This is a "best efforts" offering by the Company, and it will be terminated by the Organizers upon the sale of 1,200,000 shares or July 15, 1997, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than December 31, 1998. However, the Organizers reserve the right to terminate the offering at any time after the sale of the minimum offering of 610,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company.

     Prospective investors should carefully review the Prospectus before subscribing for shares. SUBSCRIBERS MUST WARRANT IN THE SUBSCRIPTION AGREEMENT THAT THEY HAVE RECEIVED A COPY OF THIS PROSPECTUS. See "The Offering -- How to Subscribe." The Company has established a minimum subscription of 100 shares and a maximum subscription by any subscriber of 4.9% of the total number of shares sold in the offering. However, the Organizers reserve the right to waive these limits without notifying any subscriber. In addition, the Organizers reserve the right to purchase up to 100% of the shares of stock being offered hereunder if necessary to complete the offering. Proceeds of the offering will be deposited in an escrow account at The Bankers Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 610,000 shares and satisfaction of certain other conditions of the offering. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering -- Conditions of the Offering and Release of Funds."

     INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS
  OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

=======================================================================================================================
                                                      PRICE TO           UNDERWRITING DISCOUNTS     PROCEEDS TO THE
                                                      PUBLIC(1)            AND COMMISSIONS(2)          COMPANY(3)
-----------------------------------------------------------------------------------------------------------------------
Per Share....................................          $10.00                     None                   $10.00
-----------------------------------------------------------------------------------------------------------------------
Total (Minimum)..............................        $ 6,100,000                  None                 $6,100,000
      (Maximum)..............................        $12,000,000                  None                $12,000,000
=======================================================================================================================

(1) The offering price has been arbitrarily established by the Company. See "Risk Factors -- Offering Price."
(2) This offering is expected to be made on behalf of the Company primarily by its directors and executive officers, to whom no commission or other compensation will be paid on account of such activity, although they will be reimbursed for reasonable expenses incurred in the offering. The Company believes such officers and directors will not be deemed brokers under the Securities Exchange Act of 1934 (the "Exchange Act") based on reliance on Rule 3a4-1 of the Exchange Act. See "The Offering."
(3) Before deducting expenses related to this offering and the organization of the Company, estimated to be approximately $75,000. See "Use of
    Proceeds -- By the Company."
                             ---------------------
                  The date of this Prospectus is May 23, 1997.

                            REPORTS TO SHAREHOLDERS

     The Company is not a reporting company as defined by the Securities and Exchange Commission (the "SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, please see the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company and the Organizers have filed or will file various applications with the Federal Reserve Bank of Richmond and the South Carolina State Board of Financial Institutions. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Reserve Bank of Richmond and the South Carolina State Board of Financial Institutions, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                                  THE COMPANY

     People's Community Capital Corporation, a South Carolina corporation (the "Company"), was incorporated primarily to hold all of the capital stock of its proposed state banking subsidiary, People's Community Bank of South Carolina (the "Bank"). The Company may not acquire the capital stock of the Bank without the prior approval of the Federal Reserve Bank of Richmond (the "Federal Reserve"), as delegate of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the South Carolina State Board of Financial Institutions (the "South Carolina Bank Board"). The Company initially will engage in no business other than owning and managing the Bank.

                                    THE BANK

     The Organizers (as defined below) filed an application with the South Carolina Bank Board in March 1997 to charter the Bank as a state chartered bank. The Organizers expect to obtain preliminary approval of the Bank's application for a charter in July 1997. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the South Carolina Bank Board, including capitalization of the Bank with at least a specified minimum amount of capital, which the Organizers believe will be $6,000,000. Additionally, the Company must obtain the approval of the Federal Reserve to become a bank holding company before acquiring the capital stock of the Bank.

     The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small-to medium-sized businesses, professional concerns, and individuals, primarily in Aiken and North Augusta, South Carolina and the surrounding areas. The Bank will initially consist of a main office in the City of Aiken and a branch office in North Augusta, South Carolina. Tommy B. Wessinger, who will be the Chairman and Chief Executive Officer of the Company and the Bank, and Alan J. George, who will be the President of the Company and President and Chief Operating Officer of the Bank, together have over 50 years of banking experience, most of which was acquired while serving the Aiken County market. See "Management." The Organizers presently are engaged in completing the tasks necessary to open the Bank by August 1997, although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved.

     The principal executive offices of both the Company and the Bank will initially be located at 106-B Park Avenue, S.W., Aiken, South Carolina 29801. The address of the Aiken branch office will be 1715 Whiskey Road, Aiken, South Carolina 29803, and the address of the North Augusta branch office will be 518 Georgia Avenue, North Augusta, South Carolina. The Company's telephone number is
(803) 641-2265.

                                 THE ORGANIZERS

     The organizers of the Company and the Bank (the "Organizers") are Raymond
D. Brown, W. Cothran Campbell, Alan J. George, Margaret Holley-Taylor, Anthony
E. Jones, James D. McNair, Dr. Clark D. Moore, Russell D. Phelon, Donald W. Thompson, Dr. John B. Tomarchio, and Tommy B. Wessinger. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers will serve as directors of the Company and the Bank.

     The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 185,000 shares of the Common Stock to be sold in this offering at a purchase price of $10.00 per share. The

Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial and Organizers may purchase additional shares if necessary to help the Company break escrow, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that the reasons for an Organizer's decision to invest are shared by unaffiliated investors. See "The Offering" and "Management."

                                  THE OFFERING

Securities Offered.........  Common Stock of the Company, par value $.01 per share

Offering Price.............  $10.00 per share

Number of Shares Offered...  Minimum 610,000
                             Maximum 1,200,000

Use of Proceeds............  The Company will use the net proceeds of the offering to capitalize the Bank at a minimum of $6,000,000 and a maximum of $7,000,000 through the purchase of all of the capital stock of the Bank, subject to regulatory approval; to pay organizational expenses of the Company and the expenses of this offering, estimated to be approximately $75,000; and to provide working capital. The Company plans to retain sums in excess of the minimum necessary to capitalize the Bank at the Company and initially invest the sums in United States government securities or as a deposit at the Bank. The Company may be required by the South Carolina Bank Board to capitalize the Bank at a level in excess of the minimum of $6,000,000, in which case the Company would have to receive additional net proceeds in the offering or obtain additional capital from another source.

                             IF THE CONDITIONS FOR RELEASING SUBSCRIPTION FUNDS FROM ESCROW ARE MET AND SUCH FUNDS ARE RELEASED BUT FINAL REGULATORY APPROVAL TO COMMENCE BANKING OPERATIONS IS NOT OBTAINED FROM THE SOUTH CAROLINA BANK BOARD OR THE BANK DOES NOT OPEN FOR ANY OTHER REASON, IT IS POSSIBLE THAT SUBSCRIBERS COULD BE RETURNED AN AMOUNT LESS THAN THEIR ORIGINAL INVESTMENT. See "Risk Factors -- Return of Less Than Subscription Amount." The Bank will use the $6,000,000 received from the sale of its stock to the Company to pay organizational and pre-opening expenses of the Bank; to purchase properties and furnish the buildings for the Aiken and North Augusta offices; and to provide working capital to be used for business purposes, including paying officers' and employees' salaries and making loans and investments. See "Use of Proceeds."

Conditions to Offering.....  This offering will be terminated and all subscription funds (without interest) will be returned promptly to subscribers unless on or before July 15, 1997 (or such later date if the offering is extended by the Company for additional periods not to extend beyond December 31, 1998, if
                             (i) the Company has accepted subscriptions and payment in full for a minimum of 610,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the South Carolina Bank Board to acquire the capital stock of the Bank and thereafter to become a bank holding company. Subscription proceeds for shares subscribed for will be deposited promptly in an escrow account with The Bankers Bank, as escrow agent (the "Escrow Agent"), under the terms of an escrow agreement (the "Escrow Agreement"), pending the satisfaction of the conditions set forth above or the termination of the offering. Upon satisfaction of the conditions set forth above, all subscription funds held in escrow, including any interest actually earned thereon, shall be released to the Company for its immediate use. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering."

Plan of Distribution.......  Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. The Company may also use brokers or dealers to sell shares on behalf of the Company in certain states. Subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership.

                                  RISK FACTORS

     An investment in the shares offered hereby involves certain risks, including, among others, lack of an operating history, dependence on key employees of the Bank, significant control of the Company by the Organizers, absence of an existing market for the Common Stock and lack of assurance that an active trading market in the Common Stock will develop, no intention to pay dividends in the foreseeable future, and competition from a number of other financial institutions with substantially greater financial and other resources than the Bank will have. See "Risk Factors."

                                  RISK FACTORS

     An investment in the shares offered hereby involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

RETURN OF LESS THAN SUBSCRIPTION AMOUNT

     The amounts paid by subscribers in this offering will be held in escrow until (i) the Company has accepted subscriptions and payment in full for a minimum of 610,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the South Carolina Bank Board to acquire the capital stock of the Bank and thereafter to become a bank holding company. If these conditions are not met by July 15, 1997, or by such subsequent date, not beyond December 31, 1998, to which the offering may be extended by the Company, all subscriptions will be returned promptly in full, without interest. All interest earned thereon shall be used by the Company to fund organizational expenses. If these conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers, and all interest earned on the subscription proceeds will be retained by the Company. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When subscription amounts are received by the Company, the Company will use a portion of the proceeds to repay the Organizers the amounts advanced by them for organizational and offering expenses. The Company will then fund future expenses out of the subscription amounts received.

     If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the South Carolina Bank Board or the Bank does not open for any other reason, the Company's board of directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other preopening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

LACK OF OPERATING HISTORY

     The Company and the Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a bank holding company, the Company's profitability will depend upon the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. The Company expects that the Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience dilution in the book value of the Common Stock due to operating losses expected to be incurred during the initial years of the Bank's operations.

DEPENDENCE ON KEY EMPLOYEES

     As a new enterprise, the Company and the Bank will be materially dependent on the performances of Tommy B. Wessinger, who will be the Chairman and Chief Executive Officer of the Company and the Bank, and Alan J. George, who will be the President of the Company and the President and Chief Operating Officer of the Bank. The loss of the services of Mr. Wessinger and Mr. George or their failure to perform their management functions in the manner anticipated by the Organizers could have a material adverse effect on the Company and the Bank. The Company has entered into employment agreements dated as of March 3, 1997 with both Mr. Wessinger and Mr. George for five year terms. See "Management -- Employment Agreements."

SIGNIFICANT CONTROL OF THE COMPANY BY INSIDERS

     The Organizers, all of whom will serve as directors of the Company and the Bank, and members of their immediate families intend to purchase an aggregate of at least 185,000 shares, equal to 30.3% of the minimum number of shares offered hereby and 15.4% of the maximum number of shares offered hereby, at a purchase price of $10.00 per share. In addition, in connection with their employment agreements, the Company has agreed to grant Mr. Wessinger and Mr. George options to acquire up to an aggregate number of shares equal to 10% of the number of shares sold in the offering (61,000 shares if the minimum number of shares is sold and 120,000 shares if the maximum is sold), and the Company has agreed to issue to Mr. Wessinger an additional 5,000 shares of Common Stock in January 1998. These additional shares, if vested, would increase the total amount beneficially owned by the Organizers to 41.2% in the event of the minimum offering and 25.8% in the event of the maximum offering. Organizers may purchase additional shares in the offering and additional persons may be named as Organizers, subject to regulatory approval. As a result of the anticipated stock ownership in the Company by the Organizers, together with the influence which may be exerted by such persons due to their positions as directors of the Company and the Bank, the Organizers as a group will have substantial control of the Company and the Bank following the offering. The Organizers may subscribe for up to 100% of the shares in this offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. See "The Offering" and "Management." Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial and Organizers may purchase additional shares if necessary to help the Company break escrow, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that the reasons for an Organizer's decision to invest are shared by unaffiliated investors.

ARBITRARY OFFERING PRICE

     Because the Company and the Bank are in organization, the offering price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $6,100,000 and $12,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of the Company's and the Bank's organizational expenses. No assurance is or can be given that any of the shares could be resold for the offering price or any other amount.

ABSENCE OF TRADING MARKET

     There currently is no market for the shares and, although the Company has filed a registration statement with the Securities and Exchange Commission (the "SEC") to register the issuance of the Common Stock in the offering under the Securities Act of 1933 (the "Securities Act"), it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the Organizers since shares purchased by the Organizers will generally not be freely tradable. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of Common Stock after the offering, by the Organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock -- Shares Eligible for Future Sale."

HIGHLY COMPETITIVE INDUSTRY

     The banking business is highly competitive, and the Bank will encounter strong competition from other commercial banks, as well as from savings institutions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in the Aiken County area and elsewhere. A number of these competitors are well established in the Aiken County area. Most of them have substantially greater resources and lending limits, as well as a lower cost of funds, than the Bank and may offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. See "Proposed Business -- Competition" and "Supervision and Regulation." Although the Organizers believe that the Bank will be able to compete effectively with these institutions, no assurances can be given in this regard.

HEAVILY REGULATED INDUSTRY

     The banking industry is heavily regulated. The success of the Company and the Bank depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, and FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which has resulted and will continue to result in increased operating expenses. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."

SUCCESS DEPENDS ON ECONOMIC CONDITIONS

     The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers expect favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "Proposed Business."

NO DIVIDENDS

     The Company has no plans to pay any cash dividends to its shareholders in the foreseeable future. Since the Company and the Bank are both start-up operations and may incur initial losses, both the Company and the Bank intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Common Stock. The payment of dividends by the Company and the Bank is also subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend on the Bank's earnings, capital requirements, financial condition, and other factors considered relevant by the Board of Directors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

LENDING LIMIT

     Under South Carolina law, the Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

DILUTION

     After the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, key employees, advisors, and consultants of the Company for up to 25% of the number of shares of Common Stock outstanding at the time the plan is adopted (expected to be 152,500 shares if the minimum number of shares is sold in the offering and 300,000 if the maximum number is sold). This plan would include the options the Company will be obligated to issue to Mr. Wessinger and Mr. George under the terms of their employment agreements. Exercise of these options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In addition, the Company may issue additional shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering.

DETERRENT EFFECT OF ANTITAKEOVER PROVISIONS

     The Company has certain takeover defenses in place, including (i) certain provisions relating to meetings of shareholders; (ii) the ability of the Board of Directors to issue additional shares of common stock and preferred stock authorized in the Articles of Incorporation without shareholder approval; (iii) employment agreements with certain executive officers which provide for additional management compensation to such officer if the officer's employment is terminated after a change in control of the Company; (iv) a staggered board of directors; (v) certain nomination requirements for directors; (vi) a provision in the Articles of Incorporation granting the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the Company and upon the communities in which the offices of the Company are located; and (vii) a provision in the Company's bylaws providing that individuals affiliated with business competitors of the Company may not qualify to serve on the Company's Board of Directors. Any of these measures may impede the takeover of the Company without the approval of the Company's Board of Directors. See "Description of Capital Stock -- Certain Antitakeover Effects."

                                  THE OFFERING

GENERAL

     The Company is offering for sale a minimum of 610,000 shares and a maximum of 1,200,000 shares of its Common Stock at a price of $10.00 per share to raise gross proceeds of between $6,100,000 and $12,000,000 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 4.9% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares.

     The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 185,000 shares of the Common Stock to be sold in this offering. The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. See "Description of Capital Stock of the Company -- Shares Eligible for Future Sale." Because purchases by the Organizers may be substantial and Organizers may purchase additional shares if necessary to help the Company break escrow, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that the reasons for an Organizer's decision to invest are shared by unaffiliated investors. See "Management."

     Subscriptions to purchase shares will be received until midnight, Aiken, South Carolina time, on July 15, 1997, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company.

See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond December 31, 1998. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), it will file quarterly reports on Form 10-Q and will make such documents available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering. The Company may use the services of brokers or dealers to effectuate the sales of these securities in certain jurisdictions. See "Plan of Distribution."

     Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

     Subscription proceeds accepted by the Company for the initial 610,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company, unless on or before the Expiration Date (i) the Company has accepted subscriptions and payment in full for a minimum of 610,000 shares; and (ii) the Company has obtained approval of the Federal Reserve and the South Carolina Bank Board to acquire the capital stock of the Bank and thereafter to become a bank holding company. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital.

     If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, accepted subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned promptly to subscribers, without interest. The Company will retain any interest earned thereon to repay the expenses incurred by the Organizers in organizing the Company and the Bank. Any expenses not paid with such interest will be paid by the Organizers.

     The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as the Escrow Agent and the Company shall agree. The Organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

     If the above conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow

Agreement will be terminated, and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the proceeds to repay the Organizers the amounts advanced by them for organizational and offering expenses.

     If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the South Carolina Bank Board or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

PLAN OF DISTRIBUTION

     Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

     The Company may find it necessary to use brokers and/or dealers in order to effect the sale of the Common Stock in certain jurisdictions. The Company has no present arrangements or agreements with any such brokers and/or dealers with respect to this offering. The Company anticipates that all such arrangements, if any, would be on a "best efforts" basis, with the Company paying to the broker and/or dealer a commission based on the shares sold through its efforts. The Company believes that the range of possible commissions to be paid to brokers and/or dealers in such transactions would be $.50 to $.70 per share and that the maximum average commission payable in the offering when all shares subject to this offering are taken into account would be $0.10. The Company anticipates that any sales of Common Stock requiring the use of brokers and/or dealers will not comprise a major part of this offering. If broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

HOW TO SUBSCRIBE

     Shares may be subscribed for by delivering the subscription agreement (the "Subscription Agreement") attached hereto as Exhibit A, completed and executed, to the Company, on or prior to the Expiration Date. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of The Bankers Bank, Escrow Account for People's Community Capital Corporation in the amount of $10.00 multiplied by the number of shares subscribed for.

                                USE OF PROCEEDS

BY THE COMPANY

     Upon satisfaction of all of the conditions discussed in "The
Offering -- Conditions to the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of the Company. The gross proceeds to the Company from the sale of the shares offered hereby will be between $6,100,000 and $12,000,000. The Company will use a portion of the offering proceeds to pay (or reimburse the organizers for) the organizational and offering expenses of the Company and the organizational and pre-opening expenses of the Bank (which are described in the following section) through the date of the release of funds held in escrow. The organizational and offering expenses of the Company will consist primarily of legal, accounting, marketing, and printing expenses, and the Company anticipates that they will not exceed $75,000. The Company will use approximately $875,000 for the purchase of the facilities for the Bank's offices. The Company has obtained an $875,000 loan from Carolina First Bank to purchase these facilities and will use a portion of the offering proceeds to repay this loan. The loan has a six month term, with a single payment of all interest and principal due at that time. Interest accrues at the prime rate as published in the Wall Street Journal.

     After payment of these expenses, the Company will use a minimum of $6,000,000 and a maximum of $7,000,000 of the gross proceeds to purchase all of the capital stock of the Bank. The Company will retain the balance of the proceeds and intends initially to invest them in United States government securities or as a deposit with the Bank. In the long-term, the Company will use these sums for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary. Subject to regulatory approval, the Company may also use such proceeds for potential expansion opportunities, such as the establishment of additional branches, the acquisition of other financial institutions, or the establishment of mortgage banking services. The Company does not currently have any definitive plans regarding any such expansion possibilities.

     The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering.

                                                                MINIMUM       MAXIMUM
                                                              OFFERING(1)   OFFERING(2)
                                                              -----------   -----------
Gross proceeds from offering................................  $ 6,100,000   $12,000,000
Expenses for organization and issuance and distribution of
  Common Stock..............................................      (75,000)      (75,000)
Purchase of Bank offices(3).................................           --      (915,000)
Investment in capital stock of the Bank.....................   (6,000,000)   (7,000,000)
                                                              -----------   -----------
Remaining proceeds..........................................  $    25,000   $ 4,010,000
                                                              ===========   ===========

---------------

(1) Assumes that 610,000 shares of Common Stock are sold in this offering.
(2) Assumes that 1,200,000 shares of Common Stock are sold in this offering.
(3) If sufficient proceeds from the offering are available, the Company will use a portion of the proceeds from the offering to repay the loan described above from Carolina First Bank.

BY THE BANK

     The Bank currently plans to use up to approximately $250,000 of the proceeds it receives from the sale of its stock to the Company to reimburse the Company and the Organizers for amounts advanced by the Company and the Organizers to pay organizational and pre-opening expenses of the Bank. Organizational expenses of the Bank, estimated at $25,000, include consulting fees, expenses for market analysis and feasibility studies, and legal fees and expenses. Pre-opening expenses, estimated at $225,000, include officers' and employees' salaries and benefits (assuming the Bank opens for business on its target date of August 1997). In addition, the Company anticipates that approximately $250,000 will be used for renovation of the Bank's offices. For furniture, fixtures, and equipment (including computer equipment) for the offices, the Bank expects to spend approximately $500,000 in 1997. If there are not sufficient proceeds from the offering for the Company to repay the $875,000 loan (plus interest) from Carolina First Bank used to purchase the facilities, then the properties will be assigned to the Bank and the Bank will repay the loan. The balance of the proceeds to be received by the Bank and available for use in the first year (estimated at $4,185,000 if the minimum number of shares is sold and $6,000,000 if the maximum number is sold) will be used for loans to customers, investments, and other general corporate purposes.

     The following table depicts the anticipated use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock.

                                                                MINIMUM        MAXIMUM
                                                              OFFERING(1)    OFFERING(2)
                                                              -----------    -----------
Investment by the Company in the Bank's capital stock.......  $6,100,000     $7,000,000
Reimbursement to the Company and Organizers for amounts
  advanced to the Bank for organizational and pre-opening
  expenses of the Bank......................................    (250,000)      (250,000)
Furniture, Fixtures and Equipment...........................    (500,000)      (500,000)
Purchase of Bank offices(3).................................    (915,000)            --
Renovation of Bank offices..................................    (250,000)      (250,000)
                                                              ----------     ----------
Remaining Proceeds..........................................  $4,185,000     $6,000,000
                                                              ==========     ==========

---------------

(1) Assumes that 610,000 shares of Common Stock are sold in this offering.
(2) Assumes that 1,200,000 shares of Common Stock are sold in this offering.
(3) If there are not sufficient proceeds from the offering for the Company to repay the loan described above from Carolina First Bank, then the properties will be assigned to the Bank and the Bank will repay the loan.

     Although the amounts set forth above provide an indication of the proposed use of funds based on the Organizers' plans and estimates, actual expenses may vary from the estimates. These estimates were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be given. The Organizers believe that the estimated minimum net proceeds of the offering will satisfy the cash requirements of the Company and the Bank for their respective first five years of operations and that neither the Company nor the Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 610,000 shares in this offering. The Bank has established August 1997 as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects estimated pre-opening expenses of the Company and the Bank through July 31, 1997.

SHAREHOLDERS' EQUITY                                          MARCH 31, 1997   AS ADJUSTED
--------------------                                          --------------   -----------
Common Stock, par value $.01 per share; 10,000,000 shares
  authorized; ten shares issued and outstanding(1); 610,000
  shares issued and outstanding as adjusted (minimum
  offering).................................................     $     0       $    6,100
Preferred Stock, par value $.01 per share; 10,000,000 shares
  authorized; no shares issued and outstanding..............           0                0
Additional paid-in capital(2)...............................      50,100        6,068,900
Unearned compensation.......................................     (45,000)         (45,000)
Deficit accumulated during the pre-opening stage(3).........      (9,487)        (195,000)
                                                                 =======       ==========
          Total shareholders' equity (deficit)(4)...........     $(4,387)      $5,835,000
                                                                 =======       ==========

---------------

(1) Tommy B. Wessinger was issued ten shares upon organization of the Company which will be redeemed for $10.00 per share (the price at which they were issued) upon the first issuance of shares offered hereby. The stated capital for ten shares is $.10.
(2) The expenses of the offering will be charged against this account. These expenses are estimated to be approximately $75,000 and this amount has been used in the calculation of the amount shown in the "As Adjusted" column.
(3) The deficit results from the expensing of estimated pre-opening expenses. As of March 31, 1997, approximately $4,709 of pre-opening expenses and $44,297 of capitalizable organizational and offering costs had been incurred on behalf of the Company and the Bank, and the Company's total accumulated shareholder's deficit was $4,387. The Organizers estimate that a total of $225,000 of pre-opening expenses, $25,000 of organizational costs ($18,000 for the Bank and $7,000 for the Company), and up to $1,625,000 of capitalizable property costs for acquisition of the Bank's offices and for the purchase of furniture, fixtures, and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur in August 1997). However, no assurances can be given that the Bank will open by this date or at all, and the amount of pre-opening expenses and organizational costs could ultimately be greater than currently estimated. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The Company will retain any interest earned on subscription payments held in escrow prior to conclusion of the offering. Such interest will be used to help offset the deficit accumulated during the pre-opening stage, but the figures shown above do not include any estimate of the interest which may be earned.
(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

                                DIVIDEND POLICY

     The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation -- The Bank -- Dividends" and "Supervision and Regulation -- Capital Regulations." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                               PROPOSED BUSINESS

GENERAL

     The Company was incorporated as a South Carolina corporation on February 26, 1997, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. The Organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the Organizers, the holding company structure provides flexibility that would not otherwise be available.

     The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. See "Supervision and Regulation." Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application with the Federal Reserve.

     The Bank is being organized as a state bank under the laws of the United States and, subject to regulatory approval, will engage in a commercial banking business from its office in the Aiken County area. By virtue of being a state bank, the Bank may not commence business until the South Carolina Bank Board issues a charter for the Bank. There is no assurance that the Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon the Bank by the South Carolina Bank Board or the Federal Reserve Bank prior to the commencement of its business.

MARKETING FOCUS

     Most of the banks in the Aiken County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina and the Aiken County area, the Organizers believe that there is a void in the community banking market in the Aiken County area and believe that the Bank can successfully fill this void. As a result, the Company generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small- to medium-sized businesses and on individuals.

     The Bank plans to advertise to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition. The Organizers, as long-time residents and business people in the Aiken County area, have determined the credit needs of the area through personal experience and communications with their business colleagues. The Organizers believe that the proposed community bank focus of the Bank is likely to succeed in this market. The Organizers believe that the area will react favorably to the Bank's emphasis on service to small businesses, individuals, and professional concerns. However, no assurances in this respect can be given.

LOCATION AND SERVICE AREA

     The Bank will engage in a general commercial and retail banking business, emphasizing the needs of small-to medium-sized businesses, professional concerns, and individuals, primarily in Aiken and North Augusta, South Carolina and the surrounding area. The Company's address is 106-B Park Avenue, S.W., Aiken, South Carolina 29801, the address of the Aiken branch office will be 1715 Whiskey Road, Aiken, South Carolina 29803, and the address of the North Augusta branch will be 518 Georgia Avenue, North Augusta, South Carolina. The Company's telephone number is (803) 641-2265. See "Facilities."

     The primary service area of the Bank will be Aiken County, with primary focus centering on the county's two largest cities, Aiken and North Augusta. Aiken County is one of South Carolina's largest counties geographically. It is located in the midwestern portion of the state with its western border being the Savannah River. Aiken County is centered between the mountains to the north and the coast to the south, approximately one hour from Columbia and three hours from Atlanta.

     According to the 1990 census, the population of the county of Aiken was 120,940, with an estimated increase through 1996 of 12.2% to 135,640. The population is projected to increase another 6.9% to 144,952 by 2001, according to National Decision Systems data. It is estimated that over 70% of the total population of the county is concentrated in and surrounding the cities of North Augusta and Aiken where the offices of the Bank will be located.

     Over 70 different companies have manufacturing or industrial facilities in Aiken County, including Savannah River Site, the largest employer in the county, which is operated by Westinghouse Corporation for the Department of Energy. The 1996 estimated average household income in the county was $49,063, with 15.2% of the households having income in excess of $50,000.

DEPOSITS

     The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Aiken County area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

     General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

     Real Estate Loans. The Organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. In addition, loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim, and the nature of changing economic conditions. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Aiken County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "-- Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

     Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. In addition, risks associated with commercial loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral, and changes in interest rates. The well-established banks in the Aiken County area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

     Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of nonrevolving loans, will be amortized over a period not exceeding 48 months or will be ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers. Other risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn, and customer financial problems. The principal competitors for consumer loans will be the established banks in the Aiken County area.

     Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

     Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. It is not currently anticipated that the Bank will have an initial loan loss reserve when it commences operations.

OTHER BANKING SERVICES

     Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout South Carolina and other regions. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

COMPETITION

     The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Aiken County area and elsewhere. As of March 31, 1997, there were four commercial banks (none of which are headquartered in Aiken County), two savings banks, and two credit unions operating in Aiken County. A number of these competitors are well established in the Aiken County area. Most of them have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits.

FACILITIES

     Aiken Office. The proposed Aiken branch office will be located at 1715 Whiskey Road, Aiken, South Carolina 29803. It is a 2,600 square foot facility with 28 customer parking spaces, five teller stations, and five drive-through banking stations. This property was formerly used by an unrelated financial institution as a branch office. The Company will purchase this property and the North Augusta property for an aggregate of $875,000 from this other financial institution. The Bank intends to provide automated teller services to its customers at this office.

     North Augusta Office. The proposed North Augusta branch office will be located at 518 Georgia Avenue in North Augusta, South Carolina, approximately 15 miles from Aiken, South Carolina, in the downtown business district of North Augusta. It will be a 3,600 square foot facility with 22 customer parking spaces, five teller stations, which may be expanded to 10 stations to accommodate the location's needs for expansion, if necessary, and a 338 square foot drive-through banking facility with four drive-through banking stations. This property was formerly used by an unrelated financial institution as a branch office. The Company will purchase this property and the Aiken property for an aggregate of $875,000 from this other financial institution. The Bank intends to offer automated teller services to its customers at this office.

     Executive Office. The Company's main offices will be located at 106-B Park Avenue, S.W., Aiken, South Carolina 29801. The Bank will make loans but not accept deposits at this office, which has approximately 10,000 square feet and will serve as the Company's headquarters.

     The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation. See "Use of Proceeds -- By the Bank."

EMPLOYEES

     The Company anticipates that, upon commencement of operations, the Bank will have approximately 20 full-time employees. The Company will not have any employees other than its officers, none of whom will initially receive any remuneration for their services to the Company.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.

                           SUPERVISION AND REGULATION

     The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with FDICIA, which was enacted in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

     Because it will own the outstanding capital stock of the Bank, the Company will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the "BHCA") and The South Carolina Bank Holding Company Act (the "South Carolina Act"). The activities of the Company will also be governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

     The BHCA. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve and will be required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing, or controlling banks; furnishing services to or performing services for its subsidiaries; and engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank,
(ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Exchange Act (which the Company would likely be required to do with respect to the Common Stock once it has more than 500 shareholders of record) or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     The Federal Reserve Board will impose certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "-- Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company will be able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends will be subject to regulatory restrictions as described below in "-- The Bank -- Dividends"). The Company will also be able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

     Source of Strength: Cross-Guarantee. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

     Glass-Steagall Act. The Company will also be restricted in its activities by the provisions of the Glass-Steagall Act, which will prohibit the Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

     South Carolina Act. As a bank holding company registered under the South Carolina Act, the Company is subject to regulation by the South Carolina Bank Board. Consequently, the Company must receive the approval of the South Carolina Bank Board prior to engaging in the acquisition of banking or nonbanking institutions or assets. The Company must also file with the South Carolina Bank Board periodic reports with respect to its financial condition and operations, management, and intercompany relationships between the Company and its subsidiaries.

THE BANK

     General. Subject to receipt of the necessary approvals of its pending applications, the Bank will operate as a state bank incorporated under the laws of the United States and subject to examination by the South Carolina Bank Board. The South Carolina Bank Board and the Federal Reserve will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The South Carolina Bank Board will require the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank will be required by the South Carolina Bank Board to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the South Carolina Bank Board.

     Under FDICIA, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

     Holding companies which have been registered or have undergone a change in control within the past two years or which have been deemed by the Federal Reserve Board to be troubled institutions must give the Federal Reserve Board thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the Federal Reserve Board may approve or disapprove any such appointment. The Company will meet the criteria which triggers this additional approval during the first two years after it is registered.

     Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the fees that commercial banks and thrifts pay to BIF and SAIF have increased. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separates, effective January 1, 1997, the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO will be in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. FICO assessment rates for the first semiannual period of 1997 were set at 1.30 basis points annually for BIF deposits. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers.

     Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

     The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Dividends. The Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The Bank must also obtain approval from the South Carolina Bank Board prior to the payment of any dividends to the Company. In addition, under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "-- Capital Regulations" below.

     Branching. Under current South Carolina law, the Bank may open branch offices throughout South Carolina with the prior approval of the South Carolina Bank Board. In addition, with prior regulatory approval, the Bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by banks if allowed by state law. See "-- Recent Legislative Developments." The Organizers currently have no plans or agreements whereby the Bank would acquire other banks or thrifts.

     Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary federal regulator (this is the FDIC for the Bank) shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Neither the Company nor the Bank has received any notice indicating that either entity will be subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, the Organizers expect the Bank to qualify as "well-capitalized."

     Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     Effective January 1, 1997, the FDIC amended the risk-based capital standards to incorporate a measure for market risk to cover all positions located in a institution's trading account, and foreign exchange and commodity positions wherever located. The effect of the rule is that it requires any bank or bank holding company with significant exposure to market risk to measure the risk and hold capital commensurate with that risk. Since the Bank does not have any plans to engage in trading, foreign exchange or commodity position activities, the rule is not expected to have an effect on the required Bank capital levels.

     These capital guidelines can affect the Company in several ways. After completion of this offering, the Company's capital levels will initially be more than adequate. However, rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

     Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

ENFORCEMENT POWERS

     FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, and independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

RECENT LEGISLATIVE DEVELOPMENTS

     In the 1994 legislative session, South Carolina amended its bank holding act to allow nationwide interstate banking beginning in 1996. The Interstate Banking Act, passed by Congress in 1994, which allows unrestricted interstate bank mergers, unrestricted interstate acquisition of banks by bank holding companies, and interstate de novo branching by banks. As a result of this legislation, the number of competitors in the Company's market may increase. However, the Company believes it can compete effectively in the market and that the legislation will not have a material adverse impact on the Company or the Bank. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

     The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

     The following table sets forth the respective names, positions with the Company and the Bank, and anticipated subscriptions of the Organizers. The Organizers may elect to purchase more than the shares indicated below.

                                                                              ANTICIPATED SUBSCRIPTION
                                                                      -----------------------------------------
                                                                                  PERCENTAGE OF   PERCENTAGE OF
                                                                      NUMBER OF      MINIMUM         MAXIMUM
NAME                                   POSITION WITH COMPANY/BANK(1)  SHARES(2)    OFFERING(3)     OFFERING(4)
----                                   -----------------------------  ---------   -------------   -------------
Raymond D. Brown.....................  Class II Director; Organizer     15,000         2.50%           1.25%
W. Cothran Campbell..................  Class II Director; Organizer     15,000         2.50            1.25
Alan J. George.......................  Class II Director; President;
                                       Chief Operating Officer;
                                       Organizer                        15,000         2.50            1.25
Margaret Holley-Taylor...............  Class I Director; Organizer      15,000         2.50            1.25
Anthony E. Jones.....................  Class II Director; Organizer     20,000         3.28            1.67
James D. McNair......................  Class III Director; Organizer    15,000         2.50            1.25
Clark D. Moore, M.D..................  Class I Director; Organizer      15,000         2.50            1.25
Russell D. Phelon....................  Class III Director; Organizer    30,000         5.00            2.50
Donald W. Thompson...................  Class I Director; Organizer      15,000         2.50            1.25
John B. Tomarchio, M.D...............  Class I Director; Organizer      15,000         2.50            1.25
Tommy B. Wessinger...................  Class III Director; Chairman;
                                       Chief Executive Officer;
                                       Organizer                        15,000         2.50            1.25
                                                                       -------        -----           -----
          Total......................                                  185,000        30.33%          15.42%
                                                                       =======        =====           =====

---------------

(1) The terms of the Class I Directors will expire in 1997; the terms of the Class II Directors will expire in 1998; and the terms of the Class III Directors will expire in 1999.
(2) All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. No person is expected to own more than 5% of the shares of the Common Stock immediately after the offering. However, Organizers may purchase up to 100% of the shares in the offering if necessary for the Company to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each Organizer has agreed with the other Organizers that he will subscribe for the number of shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. This table includes shares which are expected to be beneficially owned by the Organizers upon completion of the offering.
(3) Assumes that the minimum number of 610,000 shares are sold in this offering.
(4) Assumes that the maximum number of 1,200,000 shares are sold in this offering.

     All of the Organizers will serve as directors of the Company and the Bank. Biographical information concerning the Organizers is set forth below.

     Raymond D. Brown, 52, is an Organizer and Director of the Company. He resides in North Augusta, South Carolina and is a graduate of Auburn University where he received a Bachelors Degree in Building Construction. He is currently the President and Chief Executive Officer of R.D. Brown Contractors, Inc., a general construction company specializing in commercial and industrial construction. He has served on the Chamber of Commerce Board and the NationsBank Advisory Board in North Augusta, South Carolina.

     W. Cothran Campbell, 69, is an Organizer and Director of the Company and is a resident of Aiken, South Carolina. He served in the United States Navy in the South Pacific during World War II and later attended the University of The South in Sewanee, Tennessee. He is the President of Dogwood Stable, Inc. and the founder and former Chairman of the Board of Burton-Campbell Advertising Agency in Atlanta and New York. Mr. Campbell is also a trustee of the Thoroughbred Owner's and Breeders Association, the National Museum of Racing and Hall of Fame in Saratoga Springs, New York, and is the 1992 recipient of the John W. Galbreath Award for entrepreneurial excellence and leadership in the horse industry. He is currently a member of the Aiken Rotary Club, Piedmont Driving Club in Atlanta, Woodside Plantation Country Club, Green Boundary Club, and the Aiken Tennis Club, and is a former member of the Atlanta Rotary Club.

     Alan J. George, 47, is an Organizer and Director of the Company. He is a resident of Aiken, South Carolina and a graduate of the University of South Carolina, Columbia where he received a Bachelors Degree in English. He is also a graduate of the Canon Trust School in Charlotte, North Carolina and the Stonier Graduate School of Banking. He graduated from the University of South Carolina School of Law in 1974. In 1975 he became Vice President and Trust Officer of F&M Bank in Aiken, South Carolina. In 1983 he became Vice President and Business Development Officer and served in this capacity until 1985 when he became Vice President and Group Head for Citizens & Southern Bank. In 1987 Mr. George became Senior Vice President and Regional Executive Officer and remained employed in this position following the merger of Citizens & Southern Bank with NationsBank until 1996. He is currently the President and Secretary of the Company and is the proposed President and Chief Operating Officer of the Bank. Mr. George is Chairman of the Aiken Housing Committee and Chairman and member of the Salvation Army Boys & Girls Club Advisory Council. He is also a member of the South Carolina Bar Association, the Aiken County Bar Association, and the Aiken Rotary Club. He is a former member of the Board of the University of South Carolina Education Foundation, the Investment Policy Committee, the University of South Carolina Aiken Partnership Board and is past President and former member of the executive committee of the Trust Division for the South Carolina Bankers Association. Mr. George is also a member of the Corporation, Banking and Securities Law Section of the South Carolina Bar Association.

     Margaret Holley-Taylor, 62, is an Organizer and Director of the Company. She is a resident of Aiken, South Carolina and the owner of Aiken Office Supply. Ms. Holley-Taylor received the "Small Business Person of the Year" award in 1986 and was a recipient of the Finalist Award as the "Aiken County Small Business Person of the Year" in 1991. She previously served on the NationsBank Advisory Board and the Partnership Board of the University of South Carolina, Aiken, and was on the Board of Directors for the Aiken Chamber of Commerce and the Aiken United Way, where she also served as Treasurer for three years. She is a member of the Woodside Plantation Country Club, the Houndslake Country Club, and the National Business Products Industry Association.

     Anthony E. Jones, 34, is an Organizer and Director of the Company and a resident of Augusta, Georgia. Mr. Jones majored in Finance at the University of Georgia, where he received a bachelor's degree in Business Administration. From 1985 to 1996 he was the General Manager and Treasurer of Gerald Jones VW Inc. and, since 1996, has been the President and Chief Executive Officer of that company. He is also President of Andy Jones Home Improvement Company and a member of the Augusta Country Club.

     James D. McNair, 79, is an Organizer and Director of the Company and Vice Chairman of the Company and the proposed Bank. He resides in Aiken, South Carolina and attended the University of South Carolina. He is a graduate of Canon Trust School and the School of Banking of the South at Louisiana State University. Mr. McNair was the President of Farmers and Merchants Bank of Aiken from 1963 to 1983 and was Senior Executive Vice President of Citizens & Southern National Bank from 1983 until 1984. He served as a member of the advisory board of NationsBank until December 1996. Mr. McNair is a past president of the South Carolina Association of Independent Bankers and the South Carolina Bankers Association. He is also a past member of the South Carolina Board of Financial Institutions and was elected Man of the Year in 1984 by the Greater Aiken Chamber of Commerce. Mr. McNair is a charter member, organizer and director of the Lower Savannah Council of Governments and President of the Lower Savannah Council of Governments Development Corporation. He is an honorary member of the Aiken Rotary Club and a member of the Friends of Aiken County Museum. Mr. McNair was also an organizer and is a past president of Friends of Hopelands, a charitable organization in Aiken.

     Clark D. Moore, M.D., 52, is an Organizer and a Director of the Company and is a resident of Aiken, South Carolina. Dr. Moore graduated from the University of Illinois under a Western Golf Association Evans Scholarship, a National Merit Scholarship and an Illinois State Scholarship. He received a Masters Degree from Loyola University, graduated with Honors in Medicine from the St. Louis University School of Medicine, and trained in general surgery and orthopedic surgery at the Medical College of Virginia. In 1993 he was awarded the Order of the Palmetto, the highest civilian award presented by the State of South Carolina. He is a member of the American Association of Orthopedic Surgery, the American Medical Association, the South Carolina Orthopedic Society, and the Eastern Orthopedic Association. He is a member of the board of trustees of the Aiken Regional Medical Centers Hospital and previously served on the Board of Directors of the Hitchcock Rehabilitation Center. Dr. Moore is the founder and senior partner of Carolina Orthopedic Associates P.A., founder and developer of the Aiken Medical Center, and founder of Preferred Care, a physician hospital organization. He is an active member of the Aiken Chamber of Commerce and a former member of the advisory board for NationsBank in Aiken, South Carolina.

     Russell D. Phelon, 55, is an Organizer and Director of the Company and a resident of Aiken, South Carolina. He graduated from Rensselaer Polytechnic Institute in 1963 with a Bachelors Degree in Mechanical Engineering and attended Babson Institute in Wellesley, Massachusetts from 1963 until 1964. He is the President and Chief Executive Officer of R.E. Phelon Company, Inc., which is headquartered in Aiken, South Carolina, and Power Parts, Inc. and has served on the Board of Directors of Springfield Wire Company in Springfield, Massachusetts and the board of trustees of Western New England College.

     Donald W. Thompson, 51, is an Organizer and Director of the Company and a resident of North Augusta, South Carolina. He has been President of Windsor Jewelers, Inc. since 1989 and has been active in the jewelry industry for 35 years. Mr. Thompson is a member of the Augusta Kiwanis.

     John B. Tomarchio, M.D., 44, is an Organizer and Director of the Company and a resident of Aiken, South Carolina. He graduated summa cum laude from Central Florida University with a Bachelors Degree in Microbiology and is a graduate of Louisiana State University Medical School. He also received specialty training at Tulane University Medical Center and the Medical College of Georgia and is board certified in Emergency Medicine. He is the founder and former President and Chief Executive Officer of South Carolina Physicians Care, a physicians multi-specialty group. Dr. Tomarchio currently serves as President of the Aiken County Medical Society and was appointed to the Board of Directors of the Aiken-Barnwell Mental Health Association by both South Carolina Governor Campbell and Governor Beasley. He is a member of the Aiken Judicial-Public Safety Commission, the City of Aiken Planning Commission, the Aiken County Indigent Care Commission, and the Vice Chairman of the Aiken Emergency Services Subcommittee. In addition to his private practice in general and family medicine, he is also an active member of a number of professional associations including the Aiken County Medical Society, the South Carolina Hospital Trustee Association, the South Carolina Medical Association, the American Medical Association, and the American College of Physicians.

     Tommy B. Wessinger, 59, is an Organizer and Director of the Company and is also the proposed Chairman and Chief Executive Officer of the Bank. He is a resident of Aiken, South Carolina and attended Clemson University. He is also a graduate of the University of North Carolina School of Banking, the Graduate School of Banking of the South, L.S.U., and the Executive Management School at Columbia University. Mr. Wessinger began his banking career in 1968 with Bankers Trust of South Carolina, working in various positions and in various cities throughout South Carolina. In 1982, Mr. Wessinger became a Regional Executive for Bankers Trust where he was responsible for all branches throughout a ten county region, including Aiken County. Mr. Wessinger continued to serve in this role after NCNB acquired Bankers Trust from 1986 until 1992. Following the merger of C&S Bank and NCNB, which resulted in the formation of NationsBank, Mr. Wessinger was employed by NationsBank as a Senior Banking Executive and Senior Commercial Area Executive for the Aiken County area from 1992 until his retirement in 1995. Mr. Wessinger is a recipient of The Order of the Palmetto and was named Man of the Year in 1994 by the Greater Aiken Chamber of Commerce. He is the Vice

President and a member of the Board of Directors of Hitchcock Rehabilitation Center, former Chairman of the Economic Development Board of Aiken and Edgefield Counties, and former Chairman of the Aiken Tech Foundation Board. He is also a former member of the Governor's Council of Illiteracy and Workforce Excellence and the Aiken County Human Relations Council, and he is a current member of the Aiken Rotary Club.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with both Mr. Wessinger and Mr. George for five year terms beginning March 3, 1997. At the end of each term, upon adoption of a resolution by the Board of Directors of the Bank (the "Board"), each term shall be extended for an additional year so that each remaining term shall continue to be for five years unless either Mr. Wessinger or Mr. George provide written notice to the Bank to fix their terms to finite terms of five years commencing with the later date of March 3, 1997, or the date of the latest Board resolution extending each term.

     Tommy B. Wessinger and the Company entered into an Employment Agreement pursuant to which Mr. Wessinger will serve as the Chairman and Chief Executive Officer of the Company and the Bank. The Employment Agreement provides for a starting salary of $1.00 per annum, plus medical insurance premiums, until December 31, 1997. Thereafter, Mr. Wessinger will be paid a salary of $75,000 plus his yearly medical insurance premium. In addition, in lieu of salary in 1997, on January 2, 1998, the Company will issue 5,000 shares of common stock to Mr. Wessinger for no additional consideration. Mr. Wessinger will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. In addition, on the first anniversary of the opening date of the Bank, he will be eligible to receive a cash bonus in an amount determined by the Board of Directors (with Mr. Wessinger abstaining). The agreement provides that the amount of the bonus will be based on such intangible criteria as the Board shall establish. The Board anticipates that among the factors it will consider will be Mr. Wessinger's efforts in connection with obtaining approvals from the South Carolina Bank Board and the Federal Reserve, and in connection with preparing generally for the Bank's opening. On each anniversary of the opening date thereafter, Mr. Wessinger will be eligible to receive a cash bonus equal to 5% of the net pre-tax income of the Bank (determined in accordance with generally accepted accounting principles) if the Bank achieves certain performance levels established by the Board of Directors from time to time. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. Wessinger will be granted an option to purchase an amount equal to 5% of the shares sold in the offering (30,500 shares if the minimum number of shares is sold and 60,000 shares if the maximum number is sold) at $10.00 per share. The options will vest at the rate of one-fifth per year for each of the first five anniversaries of the opening date, subject to Mr. Wessinger being employed by the Company on such date and meeting certain performance criteria. The options will have a term of ten years. In addition, the Company will grant Mr. Wessinger an option to purchase 10,000 shares of common stock which will vest as to 2,000 shares on each of December 31, 1998, 1999, 2000, 2001, and 2002, but in each case only if Mr. Wessinger remains employed by the Company on such date. Additionally, Mr. Wessinger will participate in the Bank's retirement, welfare and other benefit programs and is entitled to reimbursement for automobile expenses, club dues, and travel and business expenses.

     Alan J. George and the Company entered into an Employment Agreement pursuant to which Mr. George will serve as the President and Chief Operating Officer of the Company and the Bank. The Employment Agreement provides for a starting salary of $75,000 per annum, plus medical insurance premiums, until the Company has met the minimum conditions for the offering and released subscription proceeds from escrow. Thereafter, Mr. George will be paid a salary of $90,000 plus his yearly medical insurance premium. Mr. George will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. In addition, on the first anniversary of the opening date of the Bank, he will be eligible to receive a cash bonus in an amount determined by the Board of Directors (with Mr. George abstaining). The agreement provides that the amount of the bonus will be based on such intangible criteria as the Board shall establish. The Board anticipates that among the factors it will consider will be Mr. George's efforts in connection with obtaining approvals from the South Carolina Bank Board and the Federal Reserve, and in connection with preparing generally for the Bank's opening. On each anniversary of the opening date thereafter, Mr. George will be eligible to receive a cash bonus equal to 5% of the net pre-tax income of the Bank (determined in accordance with generally accepted accounting principles) if the Bank achieves certain performance levels established by the Board of Directors from time to time. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. George will be granted an incentive-based stock option identical to the incentive-based option described above for Mr. Wessinger. Additionally, Mr. George will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. The Company will maintain a term life insurance policy on Mr. George providing for death benefits in the amount of $1,000,000 payable to the Organizers and $1,000,000 payable to Mr. George's family.

     If the Company terminates either Mr. Wessinger's or Mr. George's employment without cause or if Mr. Wessinger's or Mr. George's employment is terminated due to a sale, merger or dissolution of the Company or the Bank, the Company will be obligated to continue their salaries and bonuses for the first twelve months thereafter plus one-half of their salaries and bonuses for the second twelve months thereafter. Furthermore, the Company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the Company must continue to provide medical benefits to Mr. Wessinger and Mr. George until they reach the age of 65.

     In addition, each employment agreement provides that following termination of their employment with the Bank and for a period of twelve months thereafter, neither Mr. Wessinger, nor Mr. George, may (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Aiken County, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.

DIRECTOR COMPENSATION

     The Organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is cumulatively profitable. However, the Company and the Bank reserve the right to pay directors' fees.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The Company has entered into an agreement to lease the Executive Office property with Margaret Holley-Taylor. The Company believes that this agreement was entered into on terms no less favorable to the Company than could be obtained from an unaffiliated third party. The Company and the Bank expect to have banking and other transactions in the ordinary course of business with Organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such Organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it could lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount). Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with Organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

EXCULPATION AND INDEMNIFICATION

     The Articles of Incorporation of the Company contain a provision which eliminates the liability of a director to the Company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

     The Bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made a defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

     Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of the Company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the Bylaws of the Company, Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act") requires that "a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding." The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

     The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

     Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any classes or series of Preferred Stock that the Company may issue in the future.

     There currently is no market for the shares and, although the Company has filed a registration statement with the SEC to register the issuance of the Common Stock in the offering under the Securities Act of 1933, it is not likely that any trading market will develop for the shares in the future. There are no present plans for the Common Stock to be traded on any stock exchange or in the over-the-counter market.

PREFERRED STOCK

     The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

CERTAIN ANTITAKEOVER EFFECTS

     The provisions of the Articles, the Bylaws and the South Carolina corporation law summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     Number of Directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than twenty-five members.

     Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the other provisions described below, may make it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

     Removal of Directors and Filling Vacancies. The Articles of Incorporation provide that shareholders may remove a director without cause only by the vote of the holders of at least a majority of the Company's outstanding voting securities. The Bylaws also provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors at any meeting of shareholders. Notice of such shareholder proposals and shareholder nominations must be in writing and be received by the Secretary of the Company not later than ninety days prior to the meeting. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

     Limitations on Shareholders' Action by Written Consent. The Corporation Act permits shareholder action by written consent in lieu of a meeting only if such consent is unanimous.

     Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director;
(ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors. The Bylaws also contain a provision stating that individuals affiliated with competitors of the Company may not qualify to serve on the Company's Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have a minimum of 610,000 and a maximum of 1,200,000 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

     In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The financial statements of the Company dated April 4, 1997, and for the period from December 3, 1996 (inception), until March 31, 1997, have been audited by Elliott, Davis & Company, L.L.P., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as an expert in accounting and auditing.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         REPORT ON FINANCIAL STATEMENTS

                      FOR THE PERIOD FROM DECEMBER 3, 1996
                     (DATE OF INCEPTION), TO MARCH 31, 1997

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             AIKEN, SOUTH CAROLINA

                                    CONTENTS

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                                                              PAGE
                                                              ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........  F-2

FINANCIAL STATEMENTS
  Balance sheet.............................................  F-3
  Statement of income.......................................  F-4
  Statement of changes in stockholder's equity..............  F-5
  Statement of cash flows...................................  F-6

NOTES TO FINANCIAL STATEMENTS...............................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
People's Community Capital Corporation
Aiken, South Carolina

     We have audited the accompanying balance sheet of People's Community Capital Corporation (a development stage enterprise) as of March 31, 1997 and the related statements of income, changes in stockholder's equity, and cash flows for the period from December 3, 1996 (date of inception), to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of People's Community Capital Corporation (a development stage enterprise) as of March 31, 1997 and the results of its operations and its cash flows for the period from December 3, 1996 (date of inception), to March 31, 1997, in conformity with generally accepted accounting principles.

                                          Elliott, Davis & Company, L.L.P.

Greenwood, South Carolina
April 4, 1997
(except for Note 2, as to which the date is May 19, 1997)

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                                 MARCH 31, 1997

                                ASSETS
Cash and cash equivalents...................................  $181,280
Organization costs..........................................    13,289
Deferred registration costs.................................    31,008
Purchase option.............................................     7,500
Deposits....................................................     7,500
                                                              --------
          Total assets......................................  $240,577
                                                              ========

                 LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
  Accounts payable..........................................  $ 13,260
  Accrued interest..........................................     1,740
  Due to organizers.........................................   230,000
                                                              --------
          Total liabilities.................................  $244,964
                                                              --------

STOCKHOLDER'S EQUITY
  Common stock, $.01 par value, 10,000,000 shares
     authorized, 10 shares issued and outstanding...........        --
  Additional paid-in-capital................................    50,100
                                                              --------
  Unearned compensation.....................................   (45,000)
  Deficit accumulated during the development stage..........    (9,487)
                                                              --------
          Total stockholder's equity........................    (4,387)
                                                              --------
          Total liabilities and stockholder's equity........  $240,577
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              STATEMENT OF INCOME
  FOR THE PERIOD FROM DECEMBER 3, 1996 (DATE OF INCEPTION), TO MARCH 31, 1997

REVENUES
  Interest income...........................................  $   220
                                                              -------
          Total revenues....................................      220
                                                              -------
EXPENSES
  Compensation..............................................    5,000
  Office rent...............................................    2,000
  Office expenses...........................................    1,003
  Interest..................................................    1,704
                                                              -------
          Total expenses....................................    9,707
                                                              -------
Loss before income tax provision............................   (9,487)
PROVISION FOR INCOME TAXES..................................       --
                                                              -------
NET LOSS....................................................  $(9,487)
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
  FOR THE PERIOD FROM DECEMBER 3, 1996 (DATE OF INCEPTION), TO MARCH 31, 1997

                                                  ADDITIONAL                  (DEFICIT) ACCUMULATED
                                                   PAID-IN       UNEARNED          DURING THE
                                   COMMON STOCK    CAPITAL     COMPENSATION     DEVELOPMENT STAGE      TOTAL
                                   ------------   ----------   ------------   ---------------------   -------
Balances -- December 3, 1996
  (date of inception)............    $     --      $    --       $     --            $    --          $    --
Issuance of common stock (10
  shares)........................          --          100             --                 --              100
Deferred compensation
  agreement......................          --       50,000        (45,000)                --            5,000
Net loss.........................          --           --             --             (9,487)         $(9,387)
                                     --------      -------       --------           --------          -------
Balances -- March 31, 1997.......    $     --      $50,100       $(45,000)           $(9,487)         $(4,387)
                                     ========      =======       ========           ========          =======

   The accompanying notes are an integral part of these financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
  FOR THE PERIOD FROM DECEMBER 3, 1996 (DATE OF INCEPTION), TO MARCH 31, 1997

NET CASH USED FOR PRE-OPERATING ACTIVITIES
  Net Loss..................................................  $ (9,487)
  Adjustments to reconcile net income to net cash used by
     pre-operating activities...............................
  Deferred compensation expense.............................     5,000
  Changes in deferred and accrued amounts
     Organization costs.....................................   (13,289)
     Deferred registration costs............................   (31,008)
     Deposits...............................................    (7,500)
     Accounts payable.......................................    13,260
     Accrued interest.......................................     1,704
                                                              --------
          Net cash used by pre-operating activities.........   (41,320)
                                                              --------

INVESTING ACTIVITIES
  Deposit on real estate option.............................    (7,500)
                                                              --------
          Net cash used for investing activities............    (7,500)
                                                              --------

FINANCING ACTIVITIES
  Issuance of common stock..................................       100
  Borrowings from organizers................................   230,000
                                                              --------
          Net cash provided by financing activities.........   230,100
                                                              --------
          Net increase in cash..............................   181,280

CASH AND CASH EQUIVALENTS, DECEMBER 3, 1996 (date of
  inception)................................................        --
                                                              --------
CASH AND CASH EQUIVALENTS, MARCH 31, 1997...................  $181,280
                                                              --------

   The accompanying notes are an integral part of these financial statements.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

BUSINESS ACTIVITY AND ORGANIZATION

     People's Community Capital Corporation (the Company), was incorporated on February 26, 1997, under the laws of the State of South Carolina for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended. The group of organizers initiated several financial transactions on behalf of the Company prior to the date of incorporation and as early as December 3, 1996, the date of inception.

     The Company is development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

     The Company authorized the issuance of 10,000,000 shares of common stock, $.01 par value per share. In addition to the above common stock, the Company also has the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of preferred stock, $.01 par value per share.

     The Company intends to file a Registration Statement with the Securities and Exchange Commission to sell a maximum of 1,200,000 shares of its common stock at $10 per share, through a public offering. The Company will use a minimum of $6,000,000 and a maximum of $7,000,000 of the net proceeds of the offering to capitalize its proposed state banking subsidiary, People's Community Bank of South Carolina (the "Bank"). The Company will retain the balance of the proceeds and intends initially to invest it in United States government securities or as a deposit with the Bank. In the long-term, the Company will use these sums for working capital and other general corporate purposes, including payments of expenses of the Company and the provision of additional capital for the Bank, if necessary.

YEAR-END

     The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 1997.

ESTIMATES

     The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

ORGANIZATION COSTS

     Organization costs are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company begins planned operations. Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. Organization costs are capitalized when incurred, and are amortized over a period of sixty months beginning in the period in which the Company commences its planned operations.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DEFERRED REGISTRATION COSTS

     Deferred registration costs are costs incurred by the Company in connection with the offering and issuance of its stock. The deferred registration costs will be deducted from the Company's additional paid-in-capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred registration costs will be charged to operations during the period in which the offering is deemed unsuccessful.

STOCK-BASED COMPENSATION AND STOCK OPTIONS

     SFAS 123, "Accounting for Stock-Based Compensation", issued in October 1995, allows a company to either adopt the fair value method of valuation or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires a company to recognize compensation expense based on the fair value of the option on the grant date. The intrinsic value method measures compensation expense as the difference between the quoted market price of the stock and the exercise price of the option on the date of grant. The Company has elected to use APB Opinion 25 and the intrinsic value method. Stock options are granted at the estimated fair market value on the grant date.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted. Deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes may also be recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

     At March 31, 1997, no taxable income had been generated and, therefore, no tax provision has been included in these financial statements.

NOTE 2 -- PURCHASE OPTION

     On March 20, the Company entered into an Option Agreement with an unrelated party to acquire certain real property for a total purchase price of $875,000. The property is comprised of two former bank locations in Aiken and North Augusta, South Carolina, and will be used as the Company's primary banking locations. A deposit of $7,500 allowed the Company 30 days to consummate the purchase of the property. Subsequent to April 4, 1997 an additional non-refundable deposit of $10,000 was made in order to extend the purchase period an additional 45 days. All deposits are applied against the purchase price of the property.

NOTE 3 -- DUE TO ORGANIZERS

     The group of ten organizers has advanced to the Company a total of $230,000 as of March 31, 1997, in order to fund all of the Company's organizational and pre-opening activities. The organizers will be reimbursed for these advances out of the proceeds of the initial capitalization of the bank. Interest has been accrued on the advances based on a 8.25% interest rate from the date of the advances to March 31, 1997.

NOTE 4 -- COMMITMENTS

     The Company has entered into three Agreements with a bank consulting firm, a law firm and a bank to assist it in preparing and filing all organizational, incorporation, and bank holding company applications and to assist in

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

preparing a registration statement and consummating the Company's initial offering. The aggregate cost of the services is expected to be approximately $75,000.

     The Company also leases office space under a non-cancelable operating lease which expires in August, 1997. The lease requires monthly lease payments of $2,000 and includes three options for consecutive six-month extensions. The minimum future lease payments required under this lease are $10,000.

NOTE 5 -- STOCK BASED COMPENSATION

     The Company has employment agreements with two officers, the Chief Executive Officer and the Chief Operating Officer. Under terms of the agreements, the Company will grant options to acquire additional shares of common stock. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), the officers will be granted options to purchase an amount equal to 5% of the shares sold in the initial offering (minimum of 30,500 shares and maximum of 60,000 shares) at $10.00 per share. The options will vest at the rate of one-fifth per year for each of the first five anniversaries of the opening date, subject to the officers being employed by the Company on such dates and meeting certain performance criteria.

     Upon the closing of the initial offering, the Company will also grant additional options to the Chief Executive Officer for the future purchase of 10,000 shares of common stock at $10.00 per share. The options will vest at the rate of 2,000 shares on each December 31 beginning in 1998 and ending in 2002.

     In addition, in lieu of salary in 1997, on January 2, 1998, the Company will issue 5,000 shares of common stock to the Chief Executive Officer for no additional consideration. Compensation expense will be recognized ratably from the date of the employment agreement, March 3, 1997, through the date of grant, January 2, 1998, based on an estimated fair market value of common stock of $10.00 per share. Compensation expense of $5,000 has been recognized for the period ended March 31, 1997.

     No pro-forma information in accordance with SFAS 123 has been presented because the stock option plan has not yet been adopted by the Board of Directors.

                     PEOPLE'S COMMUNITY CAPITAL CORPORATION

TO:  People's Community Capital Corporation
     P.O. Box 313
     Aiken, South Carolina 29802

Gentlemen:

     You have informed me that People's Community Capital Corporation, a South Carolina corporation (the "Company"), is offering up to 1,200,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

          1. Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as Escrow Agent for People's Community Capital Corporation" the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

          2. Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

          3. Acknowledgements. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

          4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

     BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

------------------------------------        ----------------------------------------------------------------------
  Number of Shares Subscribed               Name or Names of Subscribers (Please Print)
  for (minimum shares)

$
 ------------------------------------       ----------------------------------------------------------------------
  Total Subscription Price at               Please indicate form of ownership desired (individual,
  $10.00 per share (funds must be           joint tenants with right of survivorship, tenants in
  enclosed)                                 common, trust corporation, partnership, custodian, etc.)


Date:                                                                                                      (L.S.)
  -----------------------------------       ---------------------------------------------------------------
                                            Signature of Subscriber(s)*

                                                                                                           (L.S.)
------------------------------------        ---------------------------------------------------------------
  Social Security Number or Federal         Signature of Subscriber(s)*
  Taxpayer Identification Number

                                            Street (Residence) Address:

                                            ----------------------------------------------------------------------

                                            ----------------------------------------------------------------------

                                            ----------------------------------------------------------------------
                                                                   City, State and Zip Code

     *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY THE COMPANY:

   Accepted as of         , 199 , as to      shares.

                                          PEOPLE'S COMMUNITY CAPITAL CORPORATION

                                          --------------------------------------
                                          By:
                                          Title:

                     FEDERAL INCOME TAX BACKUP WITHHOLDING

     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                              SUBSTITUTE FORM W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

     Each subscriber should complete this section.

--------------------------------------------       --------------------------------------------
Signature of Subscriber                            Signature of Subscriber
--------------------------------------------       --------------------------------------------
Printed Name                                       Printed Name
--------------------------------------------       --------------------------------------------
Social Security or Employer                        Social Security or Employer
Identification No.                                 Identification No.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AT ANY TIME SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Reports to Shareholders...............    2
Additional Information................    2
Summary...............................    3
Risk Factors..........................    6
The Offering..........................    9
Use of Proceeds.......................   11
Capitalization........................   14
Dividend Policy.......................   15
Proposed Business.....................   15
Supervision and Regulation............   19
Management............................   25
Description of Capital Stock of the
  Company.............................   30
Legal Matters.........................   32
Experts...............................   32
Financial Statements..................  F-1
Subscription Agreement................  A-1

                             ---------------------
  UNTIL AUGUST 21, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================
                                1,200,000 SHARES

                               PEOPLE'S COMMUNITY
                              CAPITAL CORPORATION

                         A PROPOSED HOLDING COMPANY FOR

                            PEOPLE'S COMMUNITY BANK
                               OF SOUTH CAROLINA
                                   (PROPOSED)

                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------
                                  May 23, 1997
======================================================